Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

November 3, 2011

Alliance One International Reports Fiscal Year 2012 Second Quarter Results

Morrisville, NC – November 3, 2011 – Alliance One International, Inc. (NYSE: AOI) today announced results for its second fiscal quarter ended September 30, 2011.

Second Quarter Results

For the second quarter ended September 30, 2011, the Company reported a net loss of $3.7 million, or $0.04 per basic share, compared to net income of $20.3 million, or $0.23 per basic share, last year. Last years’ results included $18.1 million of gains attributable to the sale of assets to a Brazilian subsidiary of Philip Morris International (“PMI”) that did not reoccur this year; and this year tax expense was $16.3 million primarily due to a specific event adjustment expense related to net exchange losses on income tax accounts versus a $0.5 million benefit last year. Additionally, for the six months ended September 30, 2011, the Company reported a net loss of $2.4 million, or $0.03 per basic share, compared to net income of $34.1 million or $0.38 per basic share for the same period of the prior fiscal year.

Mark W. Kehaya, Chief Executive Officer, said “We are encouraged with operating income for the quarter of $37.0 million or a 7.2% operating margin that includes $0.7 million of restructuring expense. Our operational refinements are clearly beginning to demonstrate benefits. Fiscal year 2012 is on track and we are executing on our plan that should deliver improved revenue and profitability from operations for the full year when compared to last year, but with a shift to increased volumes in our third and fourth fiscal quarters.

“Consistent with our indications last quarter, there is further evidence that global oversupply may be shifting towards equilibrium, with farmers currently planting reduced crop sizes in a number of regions based on recent pricing. While our global inventories increased $53.6 million versus last year to $1,061.8 million, the percentage of uncommitted inventory to total inventory has decreased and is inside of the higher end of our target uncommitted range. As global supply and demand moves towards equilibrium, we believe that we are well positioned to meet our customers’ requirements based on a developed global agronomy team that supports farmers we have contracted or will buy from at auctions in key markets.

“Importantly, efficiency improvements are gaining traction and are helping to achieve our goal of becoming the lowest cost producer in various locales where we operate. We are focused on our customers’ needs, deploying capital where they see value and implementing measures to minimize costs where they do not. Factory investment to reduce operating expenses, as well as further investment in grower sustainability, social responsibility and farmer agronomy programs are key focus areas.

Mr. Kehaya concluded, “Our plan is predicated on a series of steps which we are executing on, and at the same time, fulfilling the day to day requirements of our business. Meeting shipping schedules in the second half of this fiscal year is important to achieving our full year plan and we are working closely with our customers and their logistics partners to achieve timely product movement. Certain factors, including third party trucks and container availability are largely out of our control. For example, currently in Malawi there are some shipping delays resulting from available trucking being used for famine food aid shipments to Somalia. Other factors include turbulence in the capital markets as a result of the European debt crisis, and we are well positioned in this regard, with no major long term debt maturities in the next twelve months and good availability to crop lines globally. Ultimately, solid plan execution in all key areas should improve shareholder value.”

J. Pieter Sikkel, President, remarked, “Operating performance is improving as our efficiency initiatives are reducing costs. We are sharing some of the benefits with our customers who are rewarding the hard work with increased order volumes that in turn should increase revenue and margin dollars as we move forward. Our full year plan is challenging and we are driving to achieve it, and at the same time, focusing on our customers’ future requirements. Industry conditions the last twelve months have been fluid and we believe that the business modifications we are instituting position our company uniquely and should ultimately result in enhanced long-term shareholder value.”

Performance Summary for the Second Fiscal Quarter Ended September 30, 2011

Consistent with our plan, sales and other operating revenues decreased 8.0% from last year to $514.5 million this year. The decrease was mainly due to reduced full service sales to PMI following implementation of their partial vertical integration strategy in Brazil, lower green costs for the current crop that have been passed on to our customers and transportation shortages in Africa that have delayed the processing season and shipping. At the same time, total kilos sold including both full service business and third party processed volumes increased year over year, while full service volumes declined, as expected. Although revenues declined and depreciation expense increased due to new efficiency enhancing factories and equipment, gross profit increased slightly and gross profit as a percentage of sales improved from 12.4% last year to 13.8% primarily due to product mix and efficiency improvements. Selling, administrative and general expenses decreased 17.1% to $34.4 million from $41.5 million mainly due to reduced compensation costs.

Operating income last year included gains of $18.1 million from the sale of approximately 9,000 tobacco supplier contracts and other assets in Brazil to PMI. As expected, prior year Brazilian asset gains did not reoccur this year and operating income decreased $9.0 million to $37.0 million this year. After decreased debt retirement expense and relatively constant net interest costs, pretax income also decreased $7.1 million to $11.3 million this year. Income tax expense increased from a $0.5 million benefit last year to a $16.3 million expense this year. The variance is mainly due to a specific event adjustment expense related to net exchange losses on income tax accounts.

Liquidity and Capital Resources

As of September 30, 2011, available credit lines and cash were $728.7 million, comprised of $139.6 million in cash and $589.1 million of credit lines, of which $200 million was available under the $290 US revolving credit facility for general corporate purposes, $380.2 million of foreign seasonal credit lines and $8.9 million exclusively for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities and outstanding public notes, as they may permit.

Effective September 30, 2011, the Company did not achieve a fixed charge ratio under the 10% senior notes indenture to access the restricted payments basket for the purchase of common stock, payment of dividends and other actions under that basket. From time to time the Company may not meet or exceed the ratio to utilize this basket.

Fiscal Year 2012 Second Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its second fiscal quarter ended September 30, 2011, on November 4, 2011 at 8:00 A.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET, November 4th through 11:00 A.M. November 9th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 6467707. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Six Months Ended September 30, 2011 and 2010
(Unaudited)

	Three Months Ended September 30		Six Months Ended September 30,
(in thousands, except per share data)	2011	2010	2011	2010

Sales and other operating revenues	$ 514,531	$ 559,249	$ 876,095	$ 1,050,205
Cost of goods and services sold	443,281	489,782	748,597	900,720
Gross profit	71,250	69,467	127,498	149,485
Selling, administrative and general expenses	34,402	41,518	69,357	78,792
Other income	891	18,040	4,121	19,642
Restructuring charges	747	-	1,516	-
Operating income	36,992	45,989	60,746	90,335
Debt retirement expense	-	2,511	-	3,443
Interest expense	27,027	27,089	52,803	53,825
Interest income	1,286	1,936	2,777	3,919
Income before income taxes and other items	11,251	18,325	10,720	36,986
Income tax expense (benefit)	16,275	(544)	14,394	4,286
Equity in net income of investee companies	1,173	1,194	1,173	1,194
Net income (loss)	(3,851)	20,063	(2,501)	33,894
Less: Net income (loss) noncontrolling interests	(130)	(216)	(101)	(207)
Net income (loss) Alliance One International, Inc.	$ (3,721)	$ 20,279	$ (2,400)	$ 34,101

Earnings (loss) per share:
Basic	$ (.04)	$ .23	$ (.03)	$ .38
Diluted	$ (.04)	$ .19	$ (.03)	$ .32

Weighted average number of shares outstanding:
Basic	86,968	88,621	86,891	88,790
Diluted	86,968	111,719	86,891	111,993

See notes to condensed consolidated financial statements